Exhibit 4.14

[Execution Version]

Partnership and Joint Venture Agreement

of

Carl Zeiss SMT Holding GmbH & Co. KG
("Partnership")

dated

29 June 2017

16.	Expelling of a Partner (Ausschluss aus wichtigem Grund)...........................................20

PARTNERSHIP AND JOINT VENTURE AGREEMENT

between

1.
Carl Zeiss AG, a stock corporation (Aktiengesellschaft), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Carl-Zeiss-Straße 22, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 501555,

(hereinafter referred to as "CZ AG"),

and

2.
ASML Participations Germany GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Dresden, Germany, located at Hermann-Reichelt-Straße 3a, 01109 Dresden, Germany, registered in the commercial register of the Local Court of Dresden, Germany under no. HRB 36427,

(hereinafter referred to as "ASML Participations"),

(CZ AG and ASML Participations hereinafter also referred to as "Limited Partners" or individually as a "Limited Partner"),

and

3.
Carl Zeiss SMT Holding Management GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 734127,

(hereinafter also referred to as "SMT Holding Management GmbH" or "General Partner"),

(CZ AG, ASML Participations and SMT Holding Management GmbH hereinafter also referred to as the "Partners" or individually as a "Partner"),

hereby conclude the following Partnership and Joint Venture Agreement (hereinafter also referred to as the "Agreement"):
* * *

Preamble

A.
CZ AG and ASML Holding N.V., a stock corporation, established under the laws of the Netherlands, having its registered seat in Veldhoven, the Netherlands, located at De Run 6501, 5504 DR Veldhoven, the Netherlands, registered under 10785815 (hereinafter referred to as "ASML Holding"), have a longstanding and successful business relationship. By virtue of an agreement between, inter alia, CZ AG and ASML Holding (dated 2 November 2016), CZ AG and ASML Holding agreed that they want to strengthen their relationship by an investment of ASML Holding into 24.9% of the share capital of Carl Zeiss SMT GmbH ("Investment Agreement"). The joint aim of the equity investment, besides the generation of profits, is, subject to the terms and conditions of the Investment Agreement, (i) a better alignment of interests, (ii) higher transparency and (iii) a greater degree of trust between the CZ AG and ASML Holding. According to the Investment Agreement, such investment shall, however, be made not directly but indirectly into a limited partnership which shall hold 100% of the share capital of Carl Zeiss SMT GmbH. This Partnership and Joint Venture Agreement governs such limited partnership and sets out the provisions and rules of the joint venture.

B.
According to Section B.6.8 of the Investment Agreement, ASML Holding had the right to designate a direct or indirect wholly owned subsidiary of ASML Holding to become a party to the Investment Agreement replacing the position of ASML Holding ("Designee"), provided that ASML Holding shall continue to remain as a guarantor under the Investment Agreement guaranteeing the due fulfilment of all obligations of the Designee under or in connection with the Investment Agreement.

C.
On 24 February 2017, ASML Holding notified the other parties to the Investment Agreement that it appoints ASML Participations, a wholly owned direct subsidiary of ASML Holding, as Designee and that ASML Participations shall become a party to the Investment Agreement replacing the position of ASML Holding. On 29 June 2017 ASML Participations acceded and agreed to become a party to the Investment Agreement.

D.
As a consequence of the accession of ASML Participations to the Investment Agreement and the replacement of the position of ASML Holding in the Investment Agreement by ASML Participations, this Partnership and Joint Venture Agreement is concluded between CZ AG and ASML Participations as Limited Partners and SMT Holding Management GmbH as sole General Partner.

1.	Form of Partnership and Registered Office, Business Name, Duration

1.1
The Partners hereby agree to be shareholders of a company which is a limited partnership (Kommanditgesellschaft), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRA 725098 (hereinafter also referred to as the "Partnership").

1.2	The business name of the Partnership shall be: "Carl Zeiss SMT Holding GmbH & Co. KG".

1.3	The Partners enter into the Partnership for a fixed term of 30 years after 1 July 2017.

2.	Object of the Partnership and Business Year

2.1
The object of the Partnership shall be the holding of Carl Zeiss SMT GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 725667 (hereinafter "SMT GmbH").

2.2
SMT GmbH is a company whose object is the development, manufacturing, treatment and processing as well as the distribution of optical, electron-optical, electronic and precision products, instruments and other equipment to be used in the semiconductor industry including the rendering of services in connection therewith. The Partnership serves as joint venture company for the Limited Partners for their joint investment in SMT GmbH. The Partnership shall provide services to SMT GmbH.

2.3	The business year of the Partnership shall be from 01 October to 30 September.

3.	General Partner

3.1
General partner (Komplementärin) of the Partnership shall be SMT Holding Management GmbH. The only shareholder of SMT Holding Management GmbH is CZ AG. SMT Holding Management GmbH has no voting right in the Partners Meeting with respect to the transfer of a Limited Partner's partnership interest, the admittance of a new limited partner, the exiting of a limited partner from the partnership, or the increase and the decrease of the partnership interests.

3.2	ASML Participations agrees that the managing directors of the General Partner are appointed, and may be revoked, by CZ AG at its sole discretion.

3.3
CZ AG as sole shareholder of SMT Holding Management GmbH hereby is obliged, and by virtue of this Agreement undertakes vis-á-vis ASML Participations, to take the following actions with regard to SMT Holding Management GmbH only with the prior written consent of ASML Participations:

a)	Transformation (Umwandlung) within the meaning of Sec. 1 German Transformation Act (UmwG) or approval of any such transformation of SMT Holding Management GmbH;

b)	Liquidation or dissolution (Auflösung) of SMT Holding Management GmbH;

c)
Changes or amendments with respect to the articles of association (Satzung) of SMT Holding Management GmbH, as compared to the articles of association which have been agreed in the Investment Agreement;

d)
Changes or amendments with respect to the rules of procedure for the managing directors (Geschäftsordnung für die Geschäftsführung) of SMT Holding Management GmbH, as compared to the rules of procedure which have been agreed in the Investment Agreement;

e)
Sale, transfer, encumbrance of or granting of any rights relating to the share of CZ AG in SMT Holding Management GmbH, except for sales or transfers to an affiliated company of CZ AG (provided that all obligations of CZ AG regarding SMT Holding Management GmbH shall also be conferred upon the assignee and CZ AG shall remain a guarantor for these obligations);

f)	Approval of any enterprise agreement (Unternehmensvertrag) to which SMT Holding Management GmbH would be a party;

g)	Resignation as General Partner from the Partnership.

3.4
CZ AG further hereby is obliged, and by virtue of this Agreement undertakes vis-á-vis ASML Participations, to refrain from giving any directions (Weisungen) to or approving acts of the managing directors of SMT Holding Management GmbH which are in contradiction to this Agreement, in particular regarding business transactions which require the approval of the Shareholders Committee.

4.	Limited Partners, Partnership Interests and Contributions

4.1	The sole Limited Partners of the Partnership (Kommanditisten) shall be CZ AG and ASML Participations.

4.2
The capital of the Partnership (Gesellschaftskapital) shall be EUR 100,000 (in words: Euro one hundred thousand). The Partners shall hold the following partnership interests (Kapitalanteile) of the capital of the Partnership:

a)	CZ AG a partnership interest of EUR 75,000 (75.0%),

b)	ASML Participations a partnership interest of EUR 24,900 (24.9%),

c)	SMT Holding Management GmbH a partnership interest of EUR 100 (0.1%).

4.3
The contributions of the Limited Partners to the capital of the Partnership shall be equal to their registered limited partner's contribution (Kommanditeinlage, Hafteinlage). All contributions of the Limited Partners have been duly made.

4.4
The non-competition prohibition set forth in Section 112 of the German Commercial Code shall apply to CZ AG and its affiliated companies in relation to the businesses of SMT GmbH and all of its direct and indirect subsidiaries and participations. To the extent that CZ AG and its affiliated companies should be in any form of competition as of 1 October 2016, such activities by CZ AG and its affiliated companies are not considered competition and are accepted by ASML Participations.

5.	Partners' Accounts

5.1	The Partnership shall have the following partners' accounts (Gesellschafterkonten) for each Partner:

a)	a fixed capital account I (Kapitalkonto I), where the partnership interest (Kapitalanteil) of each Partner is booked,

a)
a capital account II (Kapitalkonto II), where the profit share, as far as it is not booked into the loss carried forward account, capital contributions and capital withdrawals are to be booked; the General Partner is entitled and upon request of a Limited Partner obliged to pay out any amount on the capital accounts II to the Partners,

b)
a loss carried forward account (Verlustkonto) as a sub-account to the capital account II, where losses of the Partnership are booked; subsequent profits shall be booked to the loss carried forward account up to the losses accumulated in this account in order to compensate them,

c)
a current account (Darlehenskonto), where loans and money transfers between the Partnership and a Limited Partner are booked. The General Partner is entitled and upon request of a Limited Partner obliged to pay out any amount on the current accounts to the Partners.

In addition, a joint reserve account (Rücklagenkonto) shall be maintained for all Partners, where profits of the Partnership that shall not be distributed to the Partners are booked.
Additional accounts may be established with the consent of all Partners.
The partners' accounts may only be transferred together with the interest of a Partner in the Partnership itself.

5.2
The capital accounts I and the capital accounts II, the loss carried forward accounts and the joint reserve account shall be non-interest-bearing. The current accounts of the Partners shall bear interest of 2 percentage points p. a. above the base interest rate (Basiszinssatz) pursuant to Sec. 247 of the German Civil Code (BGB).

6.	Partners Meeting (Gesellschafterversammlung)

6.1
Resolutions of the Partners shall be adopted at a meeting of the Partners (the "Partners Meeting"). With the approval of all Partners resolutions may be adopted outside a meeting either orally (including by telephone or in a video conference) or in text form (Textform).

6.2
The Partners Meeting shall, however, resolve only matters that, by virtue of mandatory law, must be decided in the Partners Meeting (Gesellschafterversammlung) of a limited partnership or which must be decided in the Partners Meeting pursuant to this Agreement. All other shareholder affairs and matters shall be dealt with in the Shareholders Committee (Section 7).

6.3	The votes in the Partners Meeting shall be cast in proportion to the Partners' shares in the capital of the Partnership.

6.4
The resolutions of the Partners shall require a majority of all votes cast, unless otherwise required by mandatory law. However, changes or amendments to this Agreement shall require the approval of all Partners, provided, however that matters listed in Section 3.1 shall not require the approval of the General Partner. The approval of all Limited Partners is required for a transformation of the Partnership within the meaning of Section 1 of the German Transformation Act, a liquidation or dissolution or continuation of the Partnership, a disproportionate profit distribution, a sale of all or substantially all assets of the Partnership and an admission of a new partner.

6.5
The General Partner shall convene an ordinary Partners Meeting each year which shall be held in Oberkochen (Germany). Any Partner may require the General Partner to convene an extraordinary Partners Meeting. If such request has not been complied with after 1 week following the request, the requesting Partner is entitled to convene such Partners Meeting himself.

6.6
The Partners Meeting shall be convened with a 20 days-notice period (excluding the day on which the invitation is sent and further excluding the day of the meeting) by letter, fax or email giving notice of the agenda, the place and the time of the meeting. The meeting shall be held in English. Any Partner is entitled to add additional items to the agenda if such additional items to the agenda are communicated to the other Partners in the same form and at the latest three days prior to the relevant Partners Meeting.

6.7
The Partners Meeting shall be competent to pass a resolution if all Partners are present. Otherwise, a second Partners Meeting shall be convened in accordance with Section 6.6 determining the same agenda without undue delay. Such second Partners Meeting shall have a quorum irrespective of the number of Partners present, if the Partners have been expressly notified thereof in the convocation letter.

6.8
Every unusual transaction within the meaning of Sec. 116 (2) of the German Commercial Code (HGB) which is neither listed in Exhibit 1, nor in Exhibit 2, nor in Exhibit 3, nor in Exhibit 4 shall require a prior resolution of the Partners in accordance with this Section 6.

7.	Shareholders Committee (Beirat)

7.1
The Partnership shall have a shareholders committee (the "Shareholders Committee"). The Shareholders Committee shall be competent for all matters and resolutions that are expressly conferred to it by this Agreement. It shall further be competent for all shareholder affairs and matters, unless such matters, by virtue of mandatory law or pursuant to this Agreement, must be decided in the Partners Meeting (Gesellschafterversammlung) of the Partnership. The Shareholders Committee shall resolve upon any shareholders rights which the Partnership has vis-à-vis SMT GmbH, including giving instructions to (Weisungsrecht) or consenting to acts of the managing directors of SMT GmbH.

7.2
The Shareholders Committee shall consist of four members, unless the Limited Partners unanimously agree otherwise. Both CZ AG and ASML Participations shall – at their sole discretion – have the right to appoint two individuals as member of the Shareholders Committee. Each Limited Partner shall at its sole discretion have the right to revoke the members that it appointed to the Shareholders Committee at any time without cause. However, members shall not be revoked at an inopportune moment (zur Unzeit). The members of the Shareholders Committee shall not obtain any compensation from the Partnership.

7.3
The members of the Shareholders Committee shall have the right to resign as a member of the Shareholders Committee by giving written notice to both Limited Partners and the General Partner, provided that a resignation shall not be made at an inopportune moment (zur Unzeit).

7.4
The Shareholders Committee shall meet four times a year, unless otherwise agreed or requested by at least two of its members. Meetings of the Shareholders Committee shall be held in-person in Oberkochen (Germany) unless all members of the Shareholders Committee unanimously agree to hold (i) an in-

person meeting at any other place or (ii) a meeting via telephone or video conference or in any other format. Notwithstanding the foregoing, any member of the Shareholders Committee may participate in any meeting via telephone. The meeting shall be convened by the chairman or one or more of the requesting members if the chairman does not convene the meeting within 1 week after the relevant request. Meetings of the Shareholders Committee shall be convened with a 20 days-notice period (excluding the day on which the invitation is sent and further excluding the day of the meeting) by letter, fax or email giving notice of the agenda, the place and the time of the meeting. The meetings shall be held in English. Any member is entitled to add additional items to the agenda if such additional items are communicated to the other members in the same form and at the latest 1 week prior to the relevant Shareholders Committee Meeting.

7.5
The Shareholders Committee shall be competent to pass a resolution if all of its members are present. Otherwise, a second Shareholders Committee shall be convened in accordance with Section 7.4 determining the same agenda without undue delay. Such second Shareholders Committee shall have a quorum irrespective of the number of members present if the members of the Shareholders Committee have been expressly notified hereof in the convocation letter.

7.6
Unless otherwise provided for in this Agreement, resolutions in the Shareholders Committee shall be adopted in meetings of the Shareholders Committee. However, upon the consent of all members of the Shareholders Committee, resolutions may be adopted either orally (including by telephone or in a video conference) or in text form (Textform).

7.7
The members of the Shareholders Committee that have been appointed by CZ AG must cast their vote in the Shareholders Committee unanimously. The members of the Shareholders Committee that have been appointed by ASML Participations must cast their vote in the Shareholders Committee unanimously.

7.8
The members of the Shareholders Committee that have been appointed by CZ AG shall have a vote of 75.1% in the Shareholders Committee. The members of the Shareholders Committee that have been appointed by ASML Participations shall have a vote of 24.9% in the Shareholders Committee.

7.9
Unless otherwise provided for in this Agreement, resolutions in the Shareholders Committee shall be adopted with a simple majority of the votes cast. In case that a matter requires a unanimous vote and the representatives of CZ AG and ASML Participations in the Shareholders Committee cannot agree upon a joint resolution, the procedures for a deadlock situation pursuant to Section 8.6 below shall apply.

7.10
The Shareholders Committee shall have a chairman which shall be one of the members of the Shareholders Committee who have been appointed by CZ AG. The chairman of the Shareholders Committee shall be responsible for organizational matters (such as calling and presiding over meetings, determining the method of casting votes, keeping minutes). The chairman may resign from the office as a chairman at his sole discretion at any time by giving written notice to the other members of Shareholders Committee, provided that a resignation from the office as a chairman shall not be made at an inopportune moment (zur Unzeit). A resignation from the office of the chairman shall not affect the person's membership of the Shareholders Committee.

7.11	Any material, extraordinary and strategic matter can be brought to the attention of the Shareholders Committee by any of its members or any member of the management of the Limited Partner or SMT

GmbH. The Shareholders Committee shall have a meaningful debate on such matters taking into account in good faith the arguments presented by its members.

7.12	The members of the Shareholders Committee can unanimously adopt rules of procedure (Geschäftsordnung) for the Shareholders Committee.

8.	Management of the Partnership

8.1
The General Partner shall manage the affairs of the Partnership and act on behalf of the Partnership (power of representation). The General Partner is obliged, and by virtue of this Agreement undertakes, to follow and comply with any resolution of the Shareholders Committee or the Partners Meeting. The managing directors of the General Partner must obtain the prior consent or instruction of the Shareholders Committee or the Partners Meeting before resolving on any matter in relation to SMT GmbH.

8.2
The General Partner, as well as the managing directors of the General Partner, shall be exempt from the restrictions of Sec. 181 alternative 2 of the German Civil Code (BGB) (Befreiung vom Verbot der Mehrfachvertretung).

8.3
The General Partner shall obtain for its services an annual fee of Euro 2,500 (in words: Euro two thousand and five hundred) which shall be treated between the Partners as expenses (im Verhältnis der Gesellschafter untereinander als Aufwand).

8.4	The business transactions that are listed in Exhibit 1 to this Agreement require the approval of the Shareholders Committee with a simple majority vote.

8.5
The business transactions that are listed in Exhibit 2, Exhibit 3 and Exhibit 4 to this Agreement require the approval of the Shareholders Committee with unanimous vote. All other business transactions that (i) require the consent of the Shareholders Committee and that (ii) are not mentioned in Exhibit 2, Exhibit 3 or Exhibit 4 shall be decided with simple majority of the Shareholders Committee (even if such matters are not mentioned in Exhibit 1).

8.6	In case of a deadlock situation for the matters that require unanimous vote in the Shareholders Committee the following escalation process shall apply:

a)	Adjournment/Reflection
The matter shall be forwarded to the agenda of the next meeting of the Shareholders Committee which shall take place within 1 month from the meeting in which the deadlock occurred. In the meantime, the members of the Shareholders Committee shall use their best efforts to reflect on their positions and consider and discuss solutions to resolve the matter, also considering widening the scope of the respective matters (e.g. coupling with other issues). If at this second meeting of the Shareholders Committee a unanimous decision cannot be reached, the unresolved matter shall be brought up to the highest management level of CZ AG and ASML Holding as described under (b) below.

b)	Involvement of Top Management
The top management level of CZ AG and ASML Holding (including the chairmen of the supervisory boards (Aufsichtsratsvorsitzende) of CZ AG and ASML Holding) shall use their best efforts to resolve the matter, including investigating acceptable alternative solutions and/or reframing the issue considering a wider scope regarding the matter to be resolved. The top management shall come to a conclusion within 2 months.

c)	Final Decision for CZ AG
If the top management of CZ AG and ASML Holding cannot resolve the matter (as described under (b) above) within 2 months after the second meeting of the Shareholders Committee (as described under (a) above), the chairman of the Shareholders Committee shall immediately call an extraordinary Partners Meeting with a 20 days-notice period (excluding the day on which the invitation is sent and further excluding the day of the meeting). This Partners Meeting shall decide on the matter with a simple majority vote, except for the matters listed in Exhibit 4. The matters listed in Exhibit 4 must not be resolved without the approval of ASML Participations.

d)	Ultimate Remedy for ASML Participations
If a matter listed in Exhibit 3 is resolved by a majority vote of the Partners Meeting against the vote of ASML Participations, ASML Participations shall have a put option, according to which CZ AG has the obligation to acquire the ASML Participations Limited Partnership Interest in the Partnership from ASML Participations (the "ASML Participations Put Option"). ASML Participations may exercise the ASML Participations Put Option by written request to CZ AG at the latest 2 months following the relevant resolution of the Partners Meeting. Within 2 weeks thereafter, CZ AG and ASML Participations shall enter into a share purchase and transfer agreement which shall contain no representations, warranties and indemnities other than in relation to unencumbered ownership of the ASML Participations Limited Partnership Interest. For the ASML Participations Put Option, the valuation process set out in Section 11 shall apply. The transfer of the ASML Participations Limited Partnership Interest to CZ AG shall not require the prior consent of the General Partner. CZ AG shall be granted a period of up to 6 months as from the entering into the relevant share purchase and transfer agreement to duly arrange for necessary financing. In case the purchase price to be paid by CZ AG exceeds EUR 1,000,000,000 (in words: Euro one billion), CZ AG and ASML Participations shall negotiate in good faith how the purchase price (for the avoidance of doubt, not only the excess amount) may be paid in several installments. If CZ AG and ASML Participations do not agree on a schedule for such installments, CZ AG shall be entitled to request that the due date for the purchase price shall be deferred for up to 2 years, subject to a payment of an interest rate of 150 basis points above 3 months LIBOR to ASML Participations, which interest payment may be paid together with the final installment.

9.	[Intentionally left blank]

10.	Intra Group Transfers, Transfer Restrictions and CZ Exit Process

10.1
Each Limited Partner shall be entitled to transfer its partnership interest (for the avoidance of doubt, including all rights and obligations under this Agreement) to an affiliated company of this Limited Partner without the prior consent of the other Limited Partner. Neither such intra group transfer nor any other transfer of a partnership interest of a Limited Partner requires the prior consent of the General Partner.

10.2
Except for any intra group transfer pursuant to Section 10.1, ASML Participations shall not be entitled to sell, transfer or encumber with any kind of third party rights its 24.9% partnership interest to any other party, or to enter into any other transaction which would have a similar economic effect, without the prior written consent of CZ AG.

10.3
Except for any intra group transfer pursuant to Section 10.1, until the expiration of 1 November 2018 (the "Negotiation Period"), CZ AG shall not be entitled to sell, transfer or encumber with any kind of third party rights its (direct and indirect) 75.1% partnership interest, i.e. including the General Partner interest, to any other party, or to enter into any other transaction which would have a similar economic effect, without the prior written consent of ASML Participations. After the Negotiation Period, Sections 10.4 through 10.8 shall apply instead of this Section 10.3, if not otherwise agreed by the Partners.

10.4
If by the end of the Negotiation Period CZ AG and ASML Participations have not agreed on the Future Lock-up and Exit Rules (as defined and set forth in the Investment Agreement), CZ AG may sell and transfer wholly or partly (but at least 25.2% of the capital of the Partnership as a first tranche) its (direct and indirect) 75.1% partnership interest after the Negotiation Period has ended, however subject to the ASML Participations Right of First Offer pursuant to Section 10.5 and, if applicable, in accordance with the Drag-Along-Right pursuant to Section 10.6 (provided, however, that CZ AG wishes to sell and transfer all of its (direct and indirect) 75.1% partnership interest) as well as subject to the ASML Participations Right of First Refusal pursuant to Section 10.7.

10.5
If CZ AG wishes to sell and transfer its (direct and indirect) 75.1% partnership interest (but at least 25.2% of the capital of the Partnership as a first tranche) at any time after the Negotiation Period has ended to a third party, it must first inform ASML Participations in writing about its intention to divest ("Exit Call"). The Exit Call shall, at each time, include the percentage of the limited partnership interest in the Partnership CZ AG wishes to sell and transfer. Then the following procedure shall apply:

a)
After each Exit Call, ASML Participations shall have the right to make within 3 months a first offer to buy the (direct and indirect) partnership interest at a price which is in ASML Participations’ sole discretion (the "ASML Participations Right of First Offer"). If ASML Participations chooses to make an offer, such offer must be communicated in writing to CZ AG (the "ASML Participations Offer").

b)
For a period of 6 months after the ASML Participations Offer or after expiry of the 3 months period without an ASML Participations Offer, CZ AG shall be free to (i) either accept the ASML Participations Offer (in which case CZ AG and ASML Participations shall enter into a share purchase and transfer agreement which shall contain neither representations nor warranties other than in relation to unencumbered ownership of the partnership interest (directly and indirectly) held by CZ AG and a tax indemnity with mutatis mutandis the same wording as Section B.9 of the Investment Agreement – adjusted to the partnership interest that will be transferred – whereby the indemnity payment shall already be due once the relevant taxes are owed to the tax authorities, irrespective of whether or not they are non-appealable (combined with a repayment obligation in case the taxes are subsequently reduced), the share purchase and transfer agreement shall provide that CZ AG does not opt for VAT in respect of a transfer of a partnership interest and shall provide also for customary information and cooperation rights for CZ AG with respect to the indemnity for taxes), or (ii) sell the partnership interest to any third party, however in such case only at a price that must be higher than the ASML Participations Offer, if any. In the latter case, for the avoidance of doubt, ASML Participations shall have no matching right for the offer of the third party or any Right of First Refusal.

c)
If CZ AG has accepted the ASML Participations Offer, CZ AG shall ensure that SMT Holding Management GmbH will exit SMT Holding KG. SMT Holding Management GmbH shall be replaced by ASML Participations by a new GmbH (which will be allowed by CZ AG), which shall be a wholly owned (direct or indirect) subsidiary of ASML Participations or ASML Holding. CZ AG and ASML Participations shall ensure and procure that the shareholder rights of ASML Participations and CZ AG with respect to all corporate governance matters in this Agreement shall be switched such that ASML Participations shall take CZ AG's position as majority shareholder, e.g. Section 7.8, Section 7.10 and Section 8.6 (c), provided, however, that (i) CZ AG shall not be entitled to the ASML Participations Put Option, (ii) the Operational Committees shall no longer be necessary, and (iii) Section 14 shall no longer apply and ASML Participations may decide in its full discretion on all reporting and information to be provided by SMT GmbH. Further, CZ AG shall ensure that all members of the supervisory board of SMT GmbH which have been elected by the shareholders shall resign from their position with immediate effect.

d)
If the 6 months period expired and CZ AG has (i) neither accepted the ASML Participations Offer, (ii) nor sold the partnership interest to any third party, CZ AG may thereafter sell and transfer its (direct and indirect) partnership interest only subject to the ASML Participations Right of First Refusal pursuant to Section 10.7. For the avoidance of doubt, the procedure described in this Section 10.5 with the ASML Participations Right of First Offer shall then not apply again.

10.6
If CZ AG wishes to sell and transfer all (and not less than all) of its (direct and indirect) 75.1% partnership interest at any time after the Negotiation Period has ended and the exit procedure pursuant to Section 10.5 was inconclusive, CZ AG may, subject to the ASML Participations Right of First Refusal set forth in Section 10.7, at its option require ASML Participations to transfer all (and not less than all) of its 24.9% partnership interest to the same third party (the "Drag-Along Transferee") to which CZ AG will sell its (direct and indirect) 75.1% partnership interest (the "Drag-Along Right").

Accordingly, if CZ AG exercises its Drag-Along Right, CZ AG shall be entitled to include all of ASML Participations' partnership interest in the sale of its (direct and indirect) 75.1% partnership interest to the Drag-Along Transferee and ASML Participations shall be obligated to sell and transfer its 24.9% partnership interest to the Drag-Along Transferee on the same terms and conditions as negotiated by CZ AG with the Drag-Along Transferee (the "Drag-Along Sale") for its 75.1% partnership interest. ASML Participations shall take all actions which are reasonably necessary to enable CZ AG to include all of ASML Participations' partnership interest in the sale of its (direct and indirect) 75.1% partnership interest to the Drag-Along Transferee.

10.7
In case CZ AG wishes to sell and transfer any of its partnership interest at any time after the Negotiation Period has ended and the exit procedure pursuant to Section 10.5 was inconclusive, ASML Participations shall be entitled to a right of first refusal (Vorkaufsrecht, §§ 463 et seq. German Civil Code, Bürgerliches Gesetzbuch, BGB) in respect of such partnership interest (the "ASML Participations Right of First Refusal"), meaning that ASML Participations shall have the right to acquire CZ AG's (direct and indirect) partnership interest at the same terms and conditions agreed upon between CZ AG and the third party buyer. For the avoidance of doubt, the ASML Participations Right of First Refusal shall also apply to the sale to a Drag-Along Transferee. The ASML Participations Right of First Refusal shall be exercisable by ASML Participations within a period of 6 weeks commencing upon receipt of the notification in writing by CZ AG. The notification must contain a copy of the sale and purchase agreement containing any and all terms and conditions agreed upon between CZ AG and the third party buyer (including a Drag-Along Transferee). The exercise of the ASML Participations Right of First Refusal shall be made by written declaration and entering into a binding sale and purchase agreement.

10.8
If CZ AG accepts the ASML Participations Offer or if ASML Participations exercises the Right of First Refusal, CZ AG and ASML Participations shall negotiate in good faith an appropriate separation of the SMT Group Companies (which for purposes of this clause and in relation to the separation in general shall include any direct or indirect subsidiaries and participations of SMT GmbH at the relevant time of the separation) from the CZ Group (as defined in the Investment Agreement) taking the reasonable interest of the CZ Group and the SMT Group Companies duly into account (the "Separation"). The Separation shall be guided by the following principles:

e)
CZ AG shall ensure that (i) the SMT Group Companies will have such assets (whether via transfer or by means of contractual arrangements) that are needed to establish the SMT Group Companies on a stand-alone basis, (ii) the SMT Group Companies will receive the level of services (at terms and conditions consistent with those prior to the signing of the share purchase agreement) as long as needed to establish the SMT Group Companies on a stand-alone basis, (iii) all material assets primarily belonging to the businesses of the SMT Group Companies but owned by members of the CZ Group shall be transferred upon ASML Participations' request to the SMT Group Companies at a price the concept of which the Limited Partners will discuss in good faith during the Negotiation Period, with the exception, however, that any building facilities (real estate and/or real estate like rights) or any other assets which will or have been financed, fully or partially, through down payments or any other means of financings by ASML Holding or its subsidiaries, participations and affiliated companies (the "ASML Group"), through any agreements concluded or to be concluded between ASML Participations or any member of the ASML Group on the one side and SMT GmbH or any member of the CZ Group on the other side shall be sold and transferred to SMT GmbH at book value, (iv) any necessary licenses to members of the SMT Group Companies under intellectual property rights that are owned by members of the CZ Group shall continue to be licensed as long as reasonably needed for the SMT Group Companies, provided that, notwithstanding anything to the contrary herein, any know-how (including, without limitation, all design and manufacturing data, processes, methods, techniques, trade secrets, specifications, parts lists, CAD and other construction data, and software) which is owned by a member of the CZ Group and which is required for the business of the SMT Group Companies shall, if legally possible, be transferred or, if not legally possible, be made available for as long as reasonably needed for the relevant business by way of a contractual arrangement to SMT GmbH irrespective of whether it had already been licensed to SMT GmbH or not, (v) as far as this is in the power of CZ AG, any customer and supply relationships shall be adequately adapted to the new ownership structure, (vi) all intra-group shareholder loans, cash-pool or other receivables of any SMT Group Company against any member of the CZ Group shall be settled in cash, (vii) the payment due date terms in relation to any continuing (interim) services and/or supplies to any of the SMT Group Companies by any member of the CZ Group shall be at least 35 calendar days, (viii) all sales and corresponding contractual relationships belonging to the SMT Group Companies but routed via other sales companies of the CZ Group shall be transferred to SMT GmbH at no cost, and (ix) all assets related to pension, old age part time and part-time or similar obligations of any of the SMT Group Companies (irrespective of whether or not included in the relevant financial statements of SMT GmbH or any of its affiliates) which are not owned by the relevant SMT Group Companies shall be transferred in accordance with, and pursuant to, (a) the relevant CTAs (as defined in Section B.7.1c) hh) of the Investment Agreement), if applicable, to the relevant SMT Group Companies (or a new appropriate pension vehicle owned by SMT GmbH), provided, however, that if the CTA imposes difficulties for such transfer, CZ AG and ASML Participations shall agree on a solution to enable the relevant transfer without any additional cost for any of the SMT Group Companies or ASML Participations and (b) otherwise with the relevant applicable transfer provisions, in each case (a) and (b) at no cost for any of the SMT Group Companies or any member of the ASML Group. In case of the Separation, the SMT Group Companies shall be entitled to use the brand of Carl Zeiss for a maximum period of 12 months after the signing of the share purchase agreement, unless otherwise agreed between CZ AG and SMT GmbH.

f)
ASML Participations shall ensure that the SMT Group Companies shall pay the costs for providing such services and measures which are needed for a stand-alone operation of the SMT Group Companies (or its integration into the ASML Group).

g)	CZ AG shall be responsible and bear all residual overhead costs (Remanenzkosten) resulting from and connected with the Separation.

10.9
In case of any intra group transfer pursuant to Section 10.1 the transferring Limited Partner (the "Transferring LP") shall guarantee the prompt fulfillment of all obligations of its affiliated company.

The affiliated company shall be obliged to retransfer the partnership interest to the Transferring LP if it is no longer an affiliated company of such Transferring LP.

11.	Put Option Valuation
The ASML Participations Put Option shall be valued in accordance with the formula in Exhibit 5 to this Agreement.

12.	Appointment and Revocation of Managing Directors of SMT GmbH

12.1
CZ AG and ASML Participations are aware and acknowledge that the managing directors (Geschäftsführer) of SMT GmbH are appointed by the supervisory board of SMT GmbH pursuant to the provisions of the German Co-Determination Act (Mitbestimmungsgesetz).

12.2
However, CZ AG shall inform ASML Participations in advance (with a notice period of 1 month, unless there is a requirement for urgent action) about any intended appointment or revocation of a managing director of SMT GmbH, and how the representatives of CZ AG in the supervisory board of CZ AG intend to cast their vote (acknowledging that the members of the supervisory board of SMT GmbH are not bound by any order or instruction of CZ AG). If ASML Participations, for whatever reason, objects to any given personnel decision of CZ AG, the matter shall be discussed in good faith in the Shareholders Committee, and CZ AG shall take into consideration any objection by ASML Participations. However, the ultimate decision about such appointment or revocation of a managing director of SMT GmbH shall rest with CZ AG (to the extent that it can influence the decision of the supervisory board).

13.	Operational Committees

13.1
CZ AG and ASML Participations are aware and acknowledge that there are currently various operational committees in place, in which SMT GmbH and the relevant members of the ASML Group discuss business matters of joint operational interest (the "Operational Committees"). Such Operational Committees shall continue to stay in place and function as in the past. In case CZ AG shall sell and transfer wholly or partly its (direct and indirect) 75.1% partnership interest to any third party whereby such third party shall become the majority partner, the Operational Committees, which will exist as of 1 January of the year in which CZ AG starts the exit procedure pursuant to Section 10, shall become an integral part of and be documented in this Agreement and neither their competencies nor their rules of procedure shall be changed without ASML Participations' consent.

13.2
The matters in the table attached as Exhibit 6 to this Agreement ("Haarlem Table") will be discussed and agreed according to this table in the various operational meetings or, if escalated or foreseen in the Haarlem Table, the Shareholder Committee and in the manner referred to therein, i.e., on the basis of information rights, consultation rights or as mutual agreement topics, in each case depending on whether the relevant matters are related to (i) the 'HiNA business', (ii) 'other EUV businesses', (iii) 'other ASML Group related businesses' or (iv) 'non-ASML Group related businesses'. With respect to the Operational Committees the following shall apply:

a)
CZ AG and the General Partner shall be obliged to provide all members of the respective Operational Committees with all relevant information pertaining to the relevant matters, however only as specified in, and in accordance with, the provisions of this Agreement.

a)
The members of the respective Operational Committees shall comprehensively discuss the matters listed in the Haarlem Table which are marked with 'Consultation' based on the information received, i.e. the relevant members of the respective Operational Committees are entitled to provide their opinion on the relevant topics and participate in a meaningful discussion.

b)
The members of the respective Operational Committees shall comprehensively discuss, consult on and vote on the matters listed in the Haarlem Table which are marked with 'Mutual agreement'. If the members of the respective Operational Committee disagree on such a matter, the members of the ASML Group are entitled to escalate such matter to the Shareholders Committee. The escalation process described above in Section 8.6 shall apply in this case, provided, however that such matter shall be treated as a matter listed on Exhibit 2, i.e. without the ultimate remedy of the ASML Participations Put Option. CZ AG and the General Partner shall ensure that a matter which is subject to mutual agreement and in relation to which no mutual agreement has been reached in the relevant Operational Committees shall not be implemented before the relevant escalation process has been completed, provided, however, that if such a disputed matter is reflected in the current business plan or budget of SMT GmbH, the management of SMT GmbH may continue the business in accordance with such business plan and/or budget, until the Shareholders Committee has rendered its ultimate decision (after escalation). In urgent matters, a meeting of the Shareholders Committee shall be called as soon as reasonably possible and the escalation procedure shall be accelerated.

14.	Reporting, Information

14.1
ASML Participations shall be entitled to receive reporting regarding SMT GmbH, the General Partner and the Partnership as set forth in Exhibit 7 to this Agreement and the General Partner shall be obliged to provide ASML Participations with such information without undue delay.

14.2
The General Partner shall be obliged to provide ASML Participations with consolidated accounts regarding the Partnership (as also set forth in Section 15.1 below). With respect to the requirement of ASML Holding to prepare its US GAAP and IFRS accounts, the Partners agree on the following guiding principles:

a)	CZ AG and the SMT Group do not need to change their accounting and reporting practices.

b)	The Partners shall support ASML Holding in ASML Holding's requirements for fulfillment of public reporting obligations under the applicable law and regulations.

c)
The Partners shall ensure that ASML Holding receives all information necessary for the fulfillment of the relevant reporting requirements of ASML Holding which is readily available to them. For the avoidance of doubt: the fulfillment of ASML Holding's requirements is in the sole responsibility of ASML Holding. The Partners shall provide the information to ASML Holding in accordance with the standard of care in their own affairs.

d)	If there should be further information requirements that are necessary for the fulfillment of the relevant ASML Holding reporting requirements which information is not available to the

Partners or ASML Holding, ASML Holding shall be entitled to retrieve, with the support of CZ AG, from the SMT Group Companies such information at its own cost, it being understood that ASML Holding shall be entitled to use the support of its own auditors in reviewing the relevant information together with ASML Holding. If and to the extent the exchange of information requires the involvement of an auditor in order to comply with data protection regulations, the Partners shall and shall procure that such auditor will be engaged jointly; for the avoidance of doubt, Section 14.2(e) below shall apply accordingly.

e)
ASML Participations shall procure that any reasonable additional costs and expenses of, as the case may be, CZ AG, any of the SMT Group Companies or the General Partner arising out of the provision of information which will be specifically and only prepared for ASML Holding shall be borne by ASML Holding (after approval by ASML Holding).

f)	The Partners shall apply the foregoing guiding principles fully in good faith.

14.3
The General Partner shall provide ASML Participations without undue delay with copies of all agendas and minutes of all meetings of the supervisory board of SMT GmbH and, upon reasonable request of ASML Participations, the management boards of SMT GmbH and the General Partner. The minutes of the supervisory board of SMT GmbH shall be provided to ASML Participations at the latest 2 months after each meeting or, with respect to the minutes of the management boards, without undue delay after a request.

14.4
The General Partner shall inform the Limited Partners without undue delay if it becomes aware of any material events that occurred or may occur with respect to SMT GmbH or any of its subsidiaries, which for the avoidance of doubt shall include anything reasonably expected to have a material impact on any member of the ASML Group, their investment in the Partnership and indirectly in SMT GmbH and its subsidiaries and participations, in particular in relation to financial, commercial, business, technical / or customer road map related aspects, and the General Partner shall provide the Limited Partners with all information reasonably necessary to fully evaluate the relevant matters.

14.5
Each Limited Partner shall be entitled to request and the General Partner shall ask and ensure that SMT GmbH provides the information requested by the relevant Limited Partner to the Shareholders Committee (including, without any limitation, information requests escalated from any of the operational committees) unless disclosure of such information would have a materially detrimental impact on SMT GmbH, in particular with regard to the client-customer-relationship between SMT GmbH, ASML Participations and ASML Holding. The Shareholders Committee shall have a meaningful debate on such matters taking into account in good faith the arguments presented by its members.

15.	Annual Accounts; Profits and Losses

15.1
The annual accounts of the Partnership as well as consolidated accounts for the Partnership and the companies of the SMT Group shall be established (aufgestellt) by the General Partner within 2 months after the end of the financial year and in accordance with the pertinent statutory provisions. The unaudited accounts shall be transmitted to the Limited Partners as soon as they are available and in no case later than 2 months after the end of the financial year; the audited financial statements shall be transmitted to the Limited Partners within 3 months after the end of the financial year. The accounts shall be transmitted to the Limited Partners together with an English translation.

15.2	The accounts shall be adopted (festgestellt) at the ordinary Partners Meeting by the Partners.

15.3
The profits shall be shared by the Partners in proportion to their share of the capital of the Partnership (within the meaning of Section 4.2). Losses shall also be borne in proportion to the shares of the capital of the Partnership. Each Partner shall be entitled to withdraw its share of the profits. All annual profits shall be distributed to the Partners unless by unanimous resolution the Limited Partners decide to credit all or a portion of the annual profits to the joint reserve account for all Partners.

16.	Expelling of a Partner (Ausschluss aus wichtigem Grund)

16.1
A Partner shall be expelled from the Partnership only in accordance with the pertinent statutory provisions for important cause, including, for the avoidance of doubt, Section 131 subsection 3 No. 4 of the German Commercial Code (HGB) applying in case of an insolvency of one of the Partners. In case that CZ AG or the General Partner itself is expelled from the Partnership, ASML Participations shall in each case have the right to immediately replace the General Partner with a new general partner which shall be wholly owned, directly or indirectly, by ASML Participations or ASML Holding.

16.2	The dissolution of a Partner shall lead to its expulsion from the Partnership.

17.	Compensation of an Expelled Partner

17.1
An expelled Partner shall be entitled to compensation in proportion to its share of the capital of the Partnership. The calculation of the compensation shall be based on the fair value of the Partnership, including its goodwill and its hidden reserves.

17.2
If no agreement is reached on the fair value of the Partnership, any Partner may, at the expense of the Partnership, require an arbitrator’s expert opinion to be delivered by an auditor that shall be binding on all Partners. That accountant shall be appointed by the competent Chamber of Public Accountants (Wirtschaftsprüferkammer) in Stuttgart.

17.3
The compensation shall be paid in 3 yearly installments. The first installment shall be due 3 months after the expelled Partner’s retirement. The compensation balance shall be non-interest-bearing. The expelled Partner shall not be entitled to require any securities.

17.4	The expelled Partner shall not be subject to a non-competition obligation.

18.	Dissolution, Liquidation

18.1	In the event that the Partnership is dissolved for any reason, it shall be liquidated in accordance with the pertinent statutory provisions. The Partners may agree on a different form of liquidation.

18.2	The liquidator shall be the General Partner.

19.	Tax Clauses

19.1
Subject to Section 19.2, which shall prevail over this Section 19.1, if an event, which is – for tax purposes – to be qualified as a disposal or discontinuation of a partnership interest (Veräußerung oder Aufgabe eines Mitunternehmeranteils) of the Partnership (or a part thereof), triggers trade tax at the level of the Partnership it shall be compensated for the respective tax burden by the Partner whose entrepreneurial partnership interest was disposed of/discontinued or is treated as disposed of/discontinued for tax purposes. The same applies in case of a disposal of special business assets (Sonderbetriebsvermögen) by a Partner. The compensation shall be made by way of a contribution to the Partnership of 100% of the trade tax burden (including, for the avoidance of doubt, any trade tax triggered by the contribution itself) by the disposing Partner into the joint reserve account; if such contribution triggers German (corporate) income tax (including solidarity surcharge) at the level of the other Partners the disposing Partner shall indemnify and hold harmless the other Partners accordingly.

19.2
CZ AG shall indemnify and hold harmless ASML Participations from and against any German taxes payable by ASML Participations (in particular German (corporate) income tax, including solidarity surcharge) and – in deviation from Section 19.1 – ASML Participations and the Partnership from and against any trade taxes payable by the Partnership in each case arising from the sale and transfer (or other disposition) of ASML Participations' (current or future) partnership interest in the Partnership to any third party (i.e. excluding intra-group transfers, but including, for the avoidance of doubt, CZ AG and its affiliates) or the dissolution of the Partnership, if and to the extent the amount of such taxes exceeds the amount of taxes that would be otherwise due if ASML Holding had invested directly in SMT GmbH and disposed of its share in SMT GmbH. The indemnity pursuant to sentence 1 shall be calculated based (i) on the tax laws as of today, i.e. changes in law for the benefit or to the detriment of a Partner shall be disregarded and (ii) in case of intra-group transfers preceding the sale and transfer to a third party, the original acquisition costs of ASML Participations' (current or future) partnership interest, i.e. without taking into account any step up (or step down) by the intra-group transfer. This Section 19.2 shall not apply to any special business assets (Wirtschaftsgüter des Sonderbetriebsvermögens) of ASML Participations, i.e. in case of a disposition of such assets by ASML Participations it shall bear its own taxes, and Section 19.1 shall apply.

19.3
Subject to Section 19.2, which shall prevail over this Section 19.3, the Partners agree that certain trade tax effects (Gewerbesteuereffekte) resulting from the sphere of the Partners shall be attributed entirely to the Partner from whose sphere the respective trade tax effect resulted (with the exception of section 19.3 a) sentence 4). In order to achieve this result, the respective trade tax effects (Gewerbesteuereffekte) shall be handled by way of an adjustment of the profit allocation in the form of a (positive or negative) pre-allocation (Vorabzurechnung) of such trade tax effects (Gewerbesteuereffekte) as follows, it being understood that a profit of a Partner could thereby become negative which is to be reflected on its loss carry forward account:

a)
Effects on the trade tax burden at the level of the Partnership due to a negative or positive supplementary balance sheet (Ergänzungsbilanz) and/or special business expenses or proceeds (Sonderbetriebsausgaben/-einnahmen), including effects from special business assets / liabilities (Sonderbetriebsvermögen), of a Partner shall be pre-added to, or pre-subtracted from, the profits of the respective Partner. The respective Partner shall receive a credit (Gutschrift) in the amount of which the trade tax decreases due to expenses (Aufwand) at his level from items mentioned in the preceding sentence. Vice versa, any increase in the trade tax burden due to such items shall be pre-charged to the respective Partner. This Section 19.3 a) sentences 1 through 3 shall not apply to special business expenses in the form of interest expenses (Zinsaufwendungen).

i)
Negative and positive effects on the trade income (Gewerbeertrag) of the Partnership (as defined in section 19.3 a) above) caused by the same Partner shall be offset. A positive balance shall be treated as an increasing amount (Erhöhungsbetrag) ("Increasing Amount") and a negative balance shall be treated as a decreasing amount (Minderungsbetrag) ("Decreasing Amount").

ii)
For the purposes of calculating these trade tax effects, in a first step, the trade tax burden of the Partnership for the respective fiscal year shall be calculated as if the Partnership would be liable for it on the basis of its consolidated joint assets balance sheet for tax purposes (steuerliche Gesamthandelsbilanz) (i.e. without taking into account disposals of partnership interests resulting in trade tax and – for the time being – without taking into account any Increasing Amounts or any Decreasing Amounts) (fiktive Gewerbesteuer I / notional trade tax I). Trade tax loss carry forwards are to be considered in accordance with the applicable law (especially Sec 10a Trade Tax Act). Such notional trade tax I cannot be less than zero. In a second step, the trade tax burden of the Partnership shall be calculated taking into account any Increasing Amounts (but not Decreasing Amounts and without taking into account disposals of partnership interests) (fiktive Gewerbesteuer II / notional trade tax II). Trade tax loss carry forwards are to be considered in accordance with the applicable law (especially Sec 10a Trade Tax Act). Such notional trade tax II cannot be less than zero. The difference between these two calculations shall be pre-charged to the Partner who caused these tax effects. If more than one Partner caused these tax effects, the amount of the difference shall be allocated to them on a pro rata basis. In a third step, the actual trade tax shown in the local GAAP profit and loss statement (handelsrechtliche Gewinn- und Verlustrechnung) (without any impacts from disposals of partnership interests) will be deducted from the notional trade tax II (fiktive Gewerbesteuer II). A positive balance shall be pre-credited to the Partner who caused the reduction. If several Partners caused reductions, the difference shall be pre-credited to the Partners on a pro rata basis.

b)
If the trade tax liability for the respective fiscal year is assessed different (e.g. due to a tax assessment or a later tax audit) to the local GAAP profit and loss statement (handelsrechtliche Gewinn- und Verlustrechnung) after the balance sheet for the respective fiscal year has been established (Aufstellung des Jahresabschlusses), the positive or negative difference shall be pre-credited or pre-charged to the Partners in the year of the relevant amendment, whereas Section  19.3 a) shall apply mutatis mutandis.

19.4
With respect to Sec. 4h of the German Income Tax Act (Einkommensteuergesetz) (interest barrier rule (Zinsschrankenregelung)), it shall be assumed that the calculation of non-deductible interest expenses (nicht abziehbare Zinsaufwendungen) is made on a per-business basis (betriebsbezogen) by the German tax authorities (Finanzverwaltung) and that interest expenses are to be allocated to the Partners on the basis of the general rules on the allocation of profits and losses between the Partners (as stipulated in

Section 15.3), even if the interest expenses are derived from the special business assets (Sonderbetriebsvermögen) of a Partner.

a)
When calculating if and to what extent the non-deductibility of interest expenses is caused by interest expenses derived from the special business assets of a Partner, it shall be assumed that any interest incurred at the level of the Partnership is with priority deducted at the level of the joint assets (Gesamthandsvermögensbereich).

a)
If and to the extent the non-deductibility of interest expenses from the special business assets of a Partner leads to an increase of the taxable profit of the other Partners, the Partner who caused the increase has to bear, and compensate the other Partners for, the tax burden ((corporate) income tax and solidarity surcharge) (Körperschaftsteuer oder Einkommensteuer und Solidaritätszuschlag) of the other Partners resulting from such increase.

19.5
The Partners shall fully cooperate for the purpose of this Section 19. The term "tax" as used in this Section 19 shall include any interest, penalty, fine or addition thereto. Should an indemnity payment of CZ AG under this Section 19 lead to taxes at the level of the indemnitee, then CZ AG shall make a corresponding gross-up payment to the indemnitee; ASML Participations shall take, to the extent legally possible, reasonable efforts to mitigate any negative tax effects of an indemnification payment. Claims under this Section 19 shall become time-barred 6 months after the later of (i) the ultimate, final and binding assessment (endgültig bestandskräftige Festsetzung) and (ii) the statutory limitation of the relevant tax, but not before 6 months after ASML Participations has been informed about such claims.

20.	Final Provisions

20.1	This Partnership and Joint Venture Agreement and its Exhibits shall be governed by the laws of the Federal Republic of Germany.

20.2
Any disputes under or in connection with this Partnership and Joint Venture Agreement (including those regarding its validity) shall be exclusively settled in the courts of Stuttgart (as courts of first instance).

20.3	The provisions in Part D of the Investment Agreement (except for the arbitration clause) shall apply mutatis mutandis to this Partnership and Joint Venture Agreement.

20.4	As from the date hereof, this Partnership and Joint Venture Agreement shall supersede all prior partnership agreements of the Partnership.

* * *
[SIGNATURE PAGE FOLLOWS]

For Carl Zeiss AG:

___________________________	__________________________

(Dr. Michael Kaschke)	(Klaus Birkle)

For Carl Zeiss SMT Holding Management GmbH:

___________________________	__________________________

(Dr. Thomas Spitzenpfeil)	(Ulrich Hoffmann)

For ASML Participations Germany GmbH:

___________________________	__________________________

(Peter Wennink)	(Marinus van den Brink)

Exhibit 1 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with simple majority:

a)	Approval of the annual financial statements of SMT GmbH and of the Partnership;

b)
Decisions about a distribution of reserves of the Partnership (and, to the extent that there is no profit transfer agreement in place, of SMT GmbH), provided that such distribution of profits must be according to shareholding ratio;

c)
Actions pursuant to the German Transformation Act (merger (Verschmelzung), spin-off (Abspaltung), split-off (Aufspaltung), hive-down (Ausgliederung), change of legal form (Formwechsel)) with respect to a SMT Group Company, whereas for the purpose of this Agreement, an "SMT Group Company" shall include SMT GmbH and any of its direct and indirect subsidiaries or participations, or the Partnership, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

d)
A SMT Group Company incurring debt from outside the CZ Group, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

e)
A SMT Group Company granting loans, guarantees and securities binding a SMT Group Company for third party debt not being part of the ordinary course of business, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

f)
Discontinuation of existing and commencement of new business by a SMT Group Company, whereas new business shall be business which does not have an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision) whereas for the purpose of this Agreement, an "ASML Group Company" shall include ASML Holding and ASML Participations and any of their direct and indirect subsidiaries or participations, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

g)
Acquisition and disposal of enterprises (Unternehmen) or parts of enterprises and participations of a SMT Group Company or the Partnership, whether in the form of an asset deal or a share deal, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

h)
Setting-up and dissolution and liquidation of subsidiaries and participations, permanent establishments, businesses and representative offices in Germany and abroad by SMT GmbH or the Partnership, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

i)	Decisions (e.g. approval) on the annual business plan and the annual budget of SMT GmbH;

j)
Decisions of SMT GmbH on CAPEX (including area planning), OPEX and capacity planning (FTE production) exceeding the relevant budget by more than 10%; provided that the relevant budget is not exceeded by more than 15%;

k)
Capital increases in subsidiaries and participations of SMT GmbH or the Partnership, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

l)
Matters of an SMT Group Company outside the ordinary course of business exceeding EUR 1 million in transaction value, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

m)	Strategic consulting projects of a SMT Group Company with a financial impact exceeding EUR 0.3 million;

n)	Determination and appointment of board members in subsidiaries and participations of SMT GmbH;

o)
Collective bargaining agreements (Tarifverträge), general salary changes for employees at the management level of an SMT Group Company not covered by collective bargaining agreements (generelle Gehaltsanpassungen für außertarifliche leitende Angestellte), shop agreements with an impact on remuneration (including fringe benefits), social measures with long term character, classification and granting of any special remuneration to the entire work force of an SMT Group Company;

p)	Severance payments to employees of an SMT Group Company exceeding EUR 300,000;

q)
Filing of active (patent infringement) law suits, if (i) interests of CZ AG or an affiliated company thereof are affected (potentially also through counterclaims (Gegenklagen)), provided that such lawsuit would not harm significantly the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision), or (ii) the active law suits involve a cost risk exceeding EUR 1 million but without having a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

r)	Acquisition, sale and encumbrance by an SMT Group Company or the Partnership of real estate (Grundstücke) and leasehold rights (grundstücksgleiche Rechte) exceeding EUR 3 million;

s)	Construction projects (new buildings/renovations) by an SMT Group Company or the Partnership exceeding EUR 3 million;

t)	Rental and lease agreements by an SMT Group Company or the Partnership exceeding a value of EUR 3 million (calculated as duration of term x net rent);

u)	Approval of M&A projects of an SMT Group Company or the Partnership (to the extent not already covered under another line item);

v)	Approval of any business activities conducted as a non-Zeiss business (according to the Carl Zeiss trademark policies);

w)	Granting of licenses regarding the trademarks of Carl Zeiss AG or an affiliated company thereof;

x)	Granting of Carl Zeiss company names to entities affiliated with SMT GmbH or the Partnership.

Exhibit 2 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with unanimous vote but which ultimately do not lead to the ASML Participations Put Option pursuant to Section 8.6 of this Agreement:

a)
A SMT Group Company incurring debt from outside the CZ Group, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

b)
A SMT Group Company granting loans, guarantees and securities binding an SMT Group Company for third party debt not being part of the ordinary course of business, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

c)
Discontinuation of existing and commencement of new business by an SMT Group Company, provided that (i) such action does have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other), and (ii) it does not have an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision);

d)
Acquisition by and disposal of enterprises (Unternehmen) or parts of enterprises and participations of an SMT Group Company or the Partnership, whether in the form of an asset deal or a share deal, provided that (i) such action does have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other), and (ii) it does not have an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision);

e)
Setting-up and dissolution and liquidation of subsidiaries and participations, permanent establishments, businesses and representative offices in Germany and abroad by an SMT Group Company or the Partnership, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

f)	Decisions of SMT GmbH on CAPEX (including area planning), OPEX and capacity planning (FTE production) exceeding the relevant budget by more than 15%;

g)
Capital increases in subsidiaries or participations of SMT GmbH or the Partnership, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

h)
Matters of an SMT Group Company outside the ordinary course of business exceeding EUR 1 million in value, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

i)
Filing of active (patent infringement) law suits, if (i) interests of an ASML Group Company are affected (potentially also through counterclaims (Gegenklagen)), provided that such lawsuit would harm significantly the business of an ASML Group Company, or (ii) the active law suit has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other).

Exhibit 3 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with unanimous vote and which ultimately lead to the ASML Participations Put Option pursuant to Section 8.6 of this Agreement:

a)
Decisions about a distribution of profits and reserves of SMT GmbH to the Partnership (to the extent that there is no profit transfer agreement in place) and allocation of parts of the annual net profit of SMT GmbH to the other earnings reserves (Sec. 272 para. 3 of the German Commercial Code);

b)
Enterprise agreements (Unternehmensverträge) according to Sec. 291 et seq. of the German Stock Corporations Act (Aktiengesetz), to which either SMT GmbH or the Partnership is a party (except for the domination and profit sharing agreement between SMT GmbH and the Partnership that shall come into effect as of 1 April 2017);

c)
Actions pursuant to the German Transformation Act (merger (Verschmelzung), spin-off (Abspaltung), split-off (Aufspaltung), hive-down (Ausgliederung), change of legal form (Formwechsel)) with respect to SMT GmbH, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

d)	Liquidation or dissolution of SMT GmbH;

e)	Amendments of articles of association of SMT GmbH;

f)
Discontinuation of existing and commencement of new business by an SMT Group Company, provided that such business has an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision), and further provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

g)
Acquisition by and disposal of enterprises (Unternehmen) or parts of enterprises and participations of an SMT Group Company or the Partnership which has an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision), whether in the form of an asset deal or a share deal, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other).

Exhibit 4 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with unanimous vote and which must not be resolved without the approval of ASML Participations:

a)	Sale, transfer or encumbrance of the share of the Partnership in SMT GmbH (or the issuance of shares by way of capital increase);

b)	Capital increase of SMT GmbH in case of the subscription of the shares by a third party, i.e. not the Partnership;

c)	Initial public offering of an SMT Group Company (after a change in legal form);

d)
Actions pursuant to the German Transformation Act (merger (Verschmelzung), spin-off (Abspaltung), split-off (Aufspaltung), hive-down (Ausgliederung), change of legal form (Formwechsel)) with respect to SMT GmbH, provided that a third party, i.e. a party not affiliated with either CZ AG, ASML Participations or ASML Holding, would become (directly or indirectly) a shareholder of SMT GmbH by way of that measure;

e)	Sale of all or substantially all assets of an SMT Group Company.

Exhibit 5 to the Partnership and Joint Venture Agreement
Price Formula for ASML Participations Put Option

Price t1 =	0.249 x 0.13 x tax ratio x (average ASML Holding market capitalization at t2)

t1: ASML Participations Put Option Exercise Date

t2: period between (t1 – 15 days) and (t1 + 15 days)

0.13: fixed sales ratio

tax ratio:	tax adjustment ratio of 70/89 shall apply in case of an exercise until 31 December 2022

In case of an exercise of the ASML Participations Put Option after 31 December 2022, the tax adjustment ratio rate shall be calculated as the weighted annual effective tax rate* of SMT GmbH (as determined under IFRS on a stand-alone basis not considering any profit & loss pooling agreement / tax consolidation with a parent entity (dominating entity)) and ASML Holding (as included in ASML Holding's Annual Report on Form 20-F) based on SMT GmbH’s and ASML Holding's weighted average effective tax rate of three fiscal years during a period of the last five fiscal years prior to the year in which the ASML Participations Put Option has been exercised, provided that the highest and lowest effective tax rate percentages during the last five year period shall be excluded from the calculation. In case the weighted average effective tax rate of ASML Holding or SMT GmbH for the three relevant fiscal years is below 0% or above 30%, that weighted average effective tax rate is considered to be corrected to the limit that was exceeded.

* whereas the weighted average effective tax rate is calculated as the sum of the tax expense of the three relevant fiscal years divided by the sum of the profit before tax of the three applicable fiscal years. Example: If during such years SMT GmbH shall have a weighted average effective tax rate of 25%, and ASML Holding of 15%, the ratio shall be 75/85. In case e.g. SMT GmbH shall have a weighted average effective tax rate of 34%, this is corrected to 30%).

ASML Holding market capitalization:

Shall be determined on the volume-weighted average price of the ordinary ASML Holding shares on Euronext Amsterdam during t2 (9.00 C.E.T. to 17.20 C.E.T.) excluding opening and closing auctions, block trades and any (OTC) market cross trades, per Bloomberg (derived using Bloomberg command ASML NA EQUITY VWAP) multiplied by the number of outstanding shares (as per trade register extract).

In case that the shares of ASML Holding are not listed anymore at the time of exercising the put option, the value of ASML Holding shall be determined by a third party expert valuation based on customary valuation methods.

Exhibit 6 to the Partnership and Joint Venture Agreement

Exhibit 7 to the Partnership and Joint Venture Agreement

STRICTLY CONFIDENTIAL

REPORTING TO SHAREHOLDER

ZEISS

FC 2 - 2015/16

Key Data
BG SMT

Mio. EUR	2014/15 Actual Total	2015/16 Budget Total	2015/16 Actual Q1	Actual Q2	FC Q3	FC Q4	FC Total
Orders Received							
TOTAL SALES REVENUES							
Costs of Sales							
in % of Revenues							
GROSS PROFIT							
in % of Revenues							
RESEARCH & DEVELOPMENT							
in % of Revenues							
SELLING & MARKETING							
in % of Revenues							
GENERAL & ADMINISTRATION							
in % of Revenues							
Other Costs							
in % of Revenues							
OPERATING EXPENSES							
in % of Revenues							
EBIT							
in % of Revenues							
EVA							
Net inventory							
Trade receivables							
Prepayments received							
Trade payables							
Working Capital							
FTE by BusSeg / in RFC by SBU							
Loan workers by SBU							
Total Workforce							
Orders received / TWF							
Revenues / TWF							
Addition Tangible Assets							
Free Cashflow (BG view)							

CFC / Management Reporting

02_Key Data_FC2 1516_BG_SMT.xlsx

Quarterly Report (this template) for

- BG SMT Total
- SBU SMO
  - FoB DUV
  - FoB EUV
  - FoB OM
- SBU SMS
  - SMS DUV
  - FoB EUV

Further Reports

- Halbjahresabschluss: IFRS Package SMT
- Jahresabschluss: IFRS Package und testierter HGB Abschluss SMT

Planning

- Strategic Planning (1x per year): Financial Aspiration (5y) & Mid Term Planning (3y)
- Rolling Forecast (FC; 3x per year): one FC equals Annual Budget

Note: BG = Business Group; SBU = Strategic Business Unit; FoB = Field of Business

160901_Reporting_to_Shareholder_sent

1

DEFINITIONS

Agreement defined in	Introduction
ASML Group defined in	10.8a)
ASML Holding defined in	Introduction
ASML Participations defined in	Introduction
ASML Participations Offer defined in	10.5a)
ASML Participations Put Option defined in	8.6d)
ASML Participations Right of First Offer defined in	10.5a)
ASML Participations Right of First Refusal defined in	10.7
Carl Zeiss SMT Holding GmbH & Co. KG defined in	1.2
CZ AG defined in	Introduction
Decreasing Amount defined in	19.3a)i)
Drag-Along Right defined in	10.6
Drag-Along Sale defined in	10.6
Drag-Along Transferee defined in	10.6
Exit Call defined in	10.5
General Partner defined in	Introduction
Haarlem Table defined in	13.2
Increasing Amount defined in	19.3a)i)
Investment Agreement defined in	Preamble
Limited Partner defined in	Introduction
Limited Partners defined in	Introduction
Negotiation Period defined in	10.3
Operational Committees defined in	13.1
Partner defined in	Introduction
Partners defined in	Introduction
Partners Meeting defined in	6.1
Partnership defined in	1.1
Separation defined in	10.8
Shareholders Committee defined in	7.1
SMT GmbH defined in	2.1
SMT Holding Management GmbH defined in	Introduction
Transferring LP defined in	10.9